AMENDMENT TO TRANSFER AGENCY AGREEMENT

THIS AMENDMENT to the Transfer Agency Agreement between Security Income Fund (the “Company”), a Kansas corporation having its principal place of business at One Security Benefit Place, Topeka, Kansas, 66636, and Rydex Fund Services, LLC (“RFS”), a Kansas limited liability company having its principal place of business at 805 King Farm Blvd., Suite 600, Rockville, Maryland, 20850, is made as of November 11, 2013.

WHEREAS, the parties have entered into the Transfer Agency Agreement dated as of November 18, 2011 (the “Agreement”) which is still in full force and effect; and

WHEREAS, the Company and RFS wish to amend the list of Funds in Schedule A;

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Company and RFS hereby agree as follows:

Schedule A of the Agreement is deleted in its entirety and replaced with the attached new Schedule A.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

RYDEX FUND SERVICES, LLC

By:	/s/ Amy J. Lee

Name:	Amy J. Lee
Title:	Secretary

SECURITY INCOME FUND

By:	/s/ Amy J. Lee

Name:	Amy J. Lee
Title:	Vice President and Secretary

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN RYDEX FUND SERVICES, LLC

AND SECURITY INCOME FUND

Date: November 11, 2013

Funds

High Yield Series, Investment Grade Bond Series, Macro Opportunities Series, Total Return Bond Series, Floating Rate Strategies Series, Municipal Income Series and Limited Duration Series1

[1]	Schedule A takes effect with respect to Limited Duration Series upon its launch.